                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                            INTEREST COVERAGE RATIOS

                                12 MONTHS
                                  ENDED                                   YEARS ENDED DEC 31,
                                30-JUN-01        2000           1999           1998           1997           1996
                                ------------------------------------------------------------------------------------
Income from continuing
  operations before
  provision for income
  taxes ...................     $ 600,738      $ 325,003      $ 228,746      $ 218,882      $ 223,800      $ 186,460

Equity in Earnings of
  subsidiaries and
  partnerships ............     $(164,600)     $(159,500)     $ (69,500)     $(125,100)     $ (68,800)     $(108,700)

Dividends and fees from
  investments and
  partnerships ............     $  84,900      $  74,400      $  33,900      $  48,900      $  36,000      $  42,700

Minority Interests ........     $  11,700      $   1,400      $  11,400      $   5,600      $   6,500      $   8,000

Income from continuing
  operations before
  provision for income
  taxes ...................     $ 532,738      $ 241,303      $ 204,546      $ 148,282      $ 197,500      $ 128,460

Add:
     Interest on
       long-term debt .....     $ 209,182      $ 197,102        175,960        120,275        124,357        126,933

     Interest on
       short-term debt
       and other ..........     $  19,681      $  17,932          9,320         12,260         10,879         18,151

     Portion of rents
       representative of
       the interest factor      $  13,732      $  13,937         14,028         14,905         18,395         16,910
                                ------------------------------------------------------------------------------------

Income as adjusted ........     $ 775,333      $ 470,274      $ 403,854      $ 295,722      $ 351,131      $ 290,454
                                ------------------------------------------------------------------------------------

Fixed Charges

     Interest on long-term
       debt ...............     $ 209,182      $ 197,102      $ 175,960      $ 120,275      $ 124,357      $ 126,933

     Interest on short-term
       debt ...............        19,681         17,932          9,320         12,260         10,879         18,151

     Portion of rents
       representative of
       the interest factor         13,732         13,937         14,028         14,905         18,395         16,910
                                ------------------------------------------------------------------------------------

     Pre-tax Preference
       Stock Dividend
       Requirements .......             0              0              0              0            570          2,100
                                ------------------------------------------------------------------------------------

Fixed Charges .............     $ 242,595      $ 228,971      $ 199,308      $ 147,440      $ 153,631      $ 161,994
                                ------------------------------------------------------------------------------------

                                ====================================================================================
RATIO OF EARNINGS TO
  FIXED CHARGES ...........          3.20           2.05           2.03           2.01           2.29           1.79
                                ====================================================================================